Exhibit 99.2
                          [HOLDING COMPANY LETTERHEAD]


May 20, 2005



Dear Shareholder:

I am pleased to enclose your stock certificate representing additional shares that have been issued to you as a result of the previously announced eight-for-one (8 - 1) stock split in the form of a stock dividend.

The Company's Board of Directors declared the stock dividend in April 2005, in connection with the proposed merger with GFSB Bancorp, Inc. The stock split was previously disclosed to you in the joint proxy statement/prospectus you received in connection with the merger. The net result of the stock split is that you have been issued 7 additional shares for each share of the Company's common stock you owned as of April 26, 2005. Thus, as an example, if you owned 100 shares as of that date, you would be receiving 700 additional shares, bringing the total number of the Company's common stock owned by you to 800 shares.

No action needs to be taken by you in regard to these new shares. We urge you, however, to safeguard this certificate and place it with your existing First Federal Banc of the Southwest, Inc. certificate(s).

The Company anticipates closing the merger transaction with GFSB Bancorp, Inc. on May 31, 2005, and to begin trading on the Nasdaq SmallCap market on June 1, 2005, under the ticker symbol "FFSW".

On behalf of the Company's directors, officers and employees, we look forward to this new opportunity and hope you share our enthusiasm as we build our Company.

                           Forward-Looking Statements
                           --------------------------

Certain statements contained in this letter that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to ongoing or future litigation or bankruptcy matters; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; unanticipated developments in connection with the bankruptcy actions or litigation mentioned above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere from time to time in the Company's periodic reports filed with the Securities and Exchange Commission and other public statements.


Sincerely,



Aubrey L. Dunn Jr.
President & CEO

Enc.